Exhibit 10.2.1

November 28, 2006

Nick Shamlou

47669 Fremont Blvd.

Fremont, CA 94538, USA

Re: Letter Agreement Regarding Offer Letter

Dear Nick:

Reference is made to the offer letter, dated as of September 8, 2006 (the “Offer Letter”), by and among you and Ikanos Communications, Inc. (the “Company”). Capitalized terms used in this letter have the same meaning they have in the Offer Letter unless otherwise defined herein.

As we have recently discussed in connection Rajesh Vashist stepping down as the Company’s Chief Executive Officer and Dan Atler being appointed as his interim replacement, the Company expects to conduct a search to find a permanent replacement for Mr. Vashist. The purpose of this letter (“Letter Agreement”) is to provide you with additional protection in the event your employment with the Company is terminated without Cause within the thirty-month period following the hiring of Mr. Vashist’s permanent replacement as Chief Executive Officer of the Company. This Letter Agreement confirms our mutual agreement that, notwithstanding anything contained in the Offer Letter to the contrary, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties hereto, the parties have agreed as follows:

1. Termination Without Cause Within Eighteen Months Following the Hiring of the Company’s Permanent Chief Executive Officer.

If the Company terminates your employment with the Company without Cause within the eighteen-month period following the date the Company hires Mr. Vashist’s permanent replacement as Chief Executive Officer of the Company (it being understood that the appointment of Mr. Atler as the interim Chief Executive Officer is not the hiring of a permanent replacement for Mr. Vashist, but in the event the Company and Mr. Atler were to agree that his status as Chief Executive Officer of the Company were to change from an interim position to a permanent one, then the date the Company and Mr. Atler enter into such agreement would be the date from which such eighteen-month period would be measured), then, subject to your signing and not revoking the separation agreement and release of claims attached hereto as Exhibit A, you will be entitled to the following severance benefits in lieu of any severance benefits to which you would otherwise be entitled under the Offer Letter (whether prior to or following a Change of Control):

(a) Continued Base Salary. You will receive continuing payments of severance pay at a rate equal to your base salary rate, as then in effect, for twelve (12) months from the date of such termination in accordance with the Company’s normal payroll policies; provided, however, that in the event that all of the continuing payments have not been paid as of the last payroll date prior to March 15 of the year following the year during which the termination occurs, the Company will pay all remaining amounts in a lump sum on such payroll date such that no payments to be made pursuant to this Section 1(a) will be made after March 15 of the year following the year during which the termination occurs.

(b) Commission. You will be entitled to receive an amount equal to 100% of your target commission for the year in which the termination occurs (as if earned at 100% of target) to be paid in equal installments over the twelve (12)-month period from the date of such termination in accordance with the Company’s normal payroll policies; provided, however, that in the event that all of such payments have not been paid as of the last payroll date prior to March 15 of the year following the year during which the termination occurs, the Company will pay all remaining amounts in a lump sum on such payroll date such that no payments to be made pursuant to this Section 1(b) will be made after March 15 of the year following the year during which the termination occurs.

(c) Car Allowance. You will be entitled to receive an amount equal to the car allowance you were receiving at the time of your termination for a period of twelve (12) months from the date of such termination to be paid on the same schedule you would have otherwise received such allowance had you remained employed with the Company through the twelve-month period following your termination and in accordance with the Company’s normal payroll policies; provided, however, that in the event that all of the such payments have not been paid as of the last payroll date prior to March 15 of the year following the year during which the termination occurs, the Company will pay all remaining amounts in a lump sum on such payroll date such that no payments to be made pursuant to this Section 1(c) will be made after March 15 of the year following the year during which the termination occurs.

(d) Benefits. The Company will reimburse your premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after you have properly elected continuation coverage under COBRA (for which you will be solely responsible for electing such coverage for you and your eligible dependents) through the earlier of (i) the twelve (12)-month period following such termination, or (ii) the date you and your eligible dependents become covered under similar plans.

(e) Accelerated Vesting of Equity Awards. Your restricted stock unit awards will immediately vest and become payable as to an aggregate number of units equal to fifty percent (50%) of the aggregate number of your then unvested restricted stock units plus the number of shares subject to your then unvested options to purchase shares of Company common stock (the “Number of Aggregate Unvested Equity Awards”). In the event the number of restricted stock units which vest pursuant to the previous sentence is less than fifty percent (50%) of the Number of Aggregate Unvested Equity Awards, your outstanding options to purchase Common Stock will immediately vest and become exercisable as to an aggregate number of shares equal to fifty percent (50%) of the Number of Aggregate Unvested Equity Awards, less the number of restricted stock units that vest pursuant to the foregoing provisions of this paragraph. The vesting acceleration provided for in this Section 1(d) will be applied as provided for in Section 3.

2. Termination Without Cause On or After Eighteen Months Following the Hiring of the Company’s Permanent Chief Executive Officer Up to and Through Thirty Months Following the Hiring of the Company’s Permanent Chief Executive Officer.

If the Company terminates your employment with the Company without Cause on or after the eighteen-month period following the date the Company hires Mr. Vashist’s permanent replacement as Chief Executive Officer of the Company (it being understood that the appointment of Mr. Atler as the interim Chief Executive Officer is not the hiring of a permanent replacement for Mr. Vashist, but in the event the Company and Mr. Atler were to agree that his status as Chief Executive Officer of the Company were to change from an interim position to a permanent one, then the date the Company and Mr. Atler enter into such agreement would be the date from which such eighteen and thirty-month periods would be measured) up to and through thirty (30) months following hiring of such replacement, then, subject to your signing and not revoking the separation agreement and release of claims attached hereto as Exhibit A, you will be entitled to the following severance benefits in lieu of any severance benefits to which you would otherwise be entitled under the Offer Letter (whether prior to or following a Change of Control):

(a) Continued Base Salary. You will receive continuing payments of severance pay at a rate equal to your base salary rate, as then in effect, for six (6) months from the date of such termination in accordance with the Company’s normal payroll policies; provided, however, that in the event that all of the continuing payments have not been paid as of the last payroll date prior to March 15 of the year following the year during which the termination occurs, the Company will pay all remaining amounts in a lump sum on such payroll date such that no payments to be made pursuant to this Section 2(a) will be made after March 15 of the year following the year during which the termination occurs.

(b) Commission. You will be entitled to receive an amount equal to fifty percent (50%) of your target commission for the year in which the termination occurs (as if earned at 100% of target) to be paid in equal installments over the six (6)-month period from the date of such termination in accordance with the Company’s normal payroll policies; provided, however, that in the event that all of such payments have not been paid as of the last payroll date prior to March 15 of the year following the year during which the termination occurs, the Company will pay all remaining amounts in a lump sum on such payroll date such that no payments to be made pursuant to this Section 2(b) will be made after March 15 of the year following the year during which the termination occurs.

(c) Car Allowance. You will be entitled to receive an amount equal to the car allowance you were receiving at the time of your termination for a period of six (6) months from the date of such termination to be paid on the same schedule you would have otherwise received such allowance had you remained employed with the Company through the six-month period following your termination and in accordance with the Company’s normal payroll policies; provided, however, that in the event that all of the such payments have not been paid as of the last payroll date prior to March 15 of the year following the year during which the termination occurs, the Company will pay all remaining amounts in a lump sum on such payroll date such that no payments to be made pursuant to this Section 2(c) will be made after March 15 of the year following the year during which the termination occurs.

(d) Benefits. The Company will reimburse your premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after you have properly elected continuation coverage under COBRA (for which you will be solely responsible for electing such coverage for you and your eligible dependents) through the earlier of (i) the six (6)-month period following such termination, or (ii) the date you and your eligible dependents become covered under similar plans.

(e) Accelerated Vesting of Equity Awards. Your restricted stock unit awards will immediately vest and become payable as to an aggregate number of units equal to twenty-five percent (25%) of the Number of Aggregate Unvested Equity Awards. In the event the number of restricted stock units which vest pursuant to the previous sentence is less than twenty-five percent (25%) of the Number of Aggregate Unvested Equity Awards, your outstanding options to purchase Common Stock will immediately vest and become exercisable as to an aggregate number of shares equal to twenty-five percent (25%) of the Number of Aggregate Unvested Equity Awards, less the number of restricted stock units that vest pursuant to the foregoing provisions of this paragraph. The vesting acceleration provided for in this Section 2(d) will be applied as provided for in Section 3.

3. Application of Accelerated Vesting. In the event you become entitled to accelerated vesting of your restricted stock unit and/or stock option awards pursuant to Sections 1(d) or 2(d), respectively, and there are multiple types of awards, such acceleration will be applied on a pro-rata basis based on the number of units and/or shares subject to an award versus the total number of units and/or shares subject to the same types of awards you hold.

By way of example only, assume you have the following unvested restricted stock unit and stock option awards at the time of your termination:

Unvested Restricted Stock Units	Unvested Stock Options
30,000	80,000
20,000	60,000
10,000	20,000

In this example, the Number of Aggregate Unvested Equity Awards would equal 220,000.

In applying the vesting acceleration provisions of Section 1(d), the aggregate number of units and shares that could vest would equal 110,000 (i.e., 50% of 220,000). All of the unvested restricted stock units would vest in full (a total of 60,000 restricted stock units) and the option covering 80,000 unvested shares would vest as to an additional 25,000 shares, the option covering 60,000 unvested shares would vest as to an additional 18,750 shares and the option covering 20,000 unvested shares would vest as to an additional 6,250 shares (with the result that an aggregate of 50,000 shares subject to the options would vest).

In applying the vesting acceleration provisions of Section 2(d), the total number of units and shares that could vest pursuant to Section 2(d) would equal 55,000 (i.e., 25% of 220,000). In applying the vesting acceleration pursuant to Section 2(d), the restricted stock unit award covering 30,000 unvested units would vest as to 27,500 units, the restricted stock unit covering 20,000 unvested units would vest as to 18,333 units and the restricted stock unit covering 10,000 unvested units would vest as to 9,167 unvested units and no shares subject to any outstanding options would vest.

4. Section 409A. Notwithstanding anything to the contrary in this Letter Agreement or the Offer Letter, any cash severance payments otherwise due to you pursuant to Sections 1 or 2 or otherwise on or within the six-month period following your termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Sections 1 or 2, if the Company and you mutually agree that the imposition of additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), will not apply to an earlier payment of such cash severance payments. In addition, this Letter Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to you under Code Section 409A and any temporary or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

This Letter Agreement will in no way effect the “at-will” status of your employment with the Company (consistent with the Offer Letter) and the Company or you may terminate such employment at any time with or without cause or notice.

Both you and the Company acknowledge that the Letter Agreement has been entered into after the execution of the Offer Letter and accordingly agree that, to the extent this Letter Agreement is inconsistent with any provisions in the Offer Letter, the Letter Agreement will supercede the Offer Letter.

This Letter Agreement, together with the Offer Letter, to the extent not amended hereby, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Letter Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

This Letter Agreement may be signed in counterparts, each of which will be an original, with the same effect as if the signature thereto were upon the same Letter Agreement. This Letter Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

Please sign below to indicate your agreement to the terms of this Letter Agreement.

Sincerely,

IKANOS COMMUNICATIONS, INC.

By:	/s/ Daniel K. Atler
Name:	Daniel K. Atler
Its:	CEO

AGREED TO AND ACCEPTED:

NICK SHAMLOU

/s/ Nick Shamlou
Nick Shamlou